UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

TravelCenters Of America Inc.

(Name of Registrant as Specified In Its Charter)

ARKO Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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This filing contains the following communications:

1.	Letter to TravelCenters of America Inc. Board of Directors, dated March 29, 2023.

2.	ARKO Press Release, dated March 29, 2023.

1. The following letter from ARKO Corp. was sent to TravelCenters of America Inc.’s Board of Directors on March 29, 2023.

March 29, 2023

RE: Superior Proposal from ARKO for TravelCenters

To the Board of Directors of TravelCenters of America Inc.,

ARKO Corp. (“we” or “ARKO”) has reviewed TravelCenters of America Inc.’s (“you” or “TravelCenters”) news release distributed on March 28, 2023 in which you confirmed that the TravelCenters Board of Directors (the “Board”) previously reviewed and determined that the proposal from ARKO to acquire TravelCenters, which you describe as being conditional, unsolicited and unfinanced, is neither superior to the transaction TravelCenters previously agreed to with BP Products North America Inc. nor is it likely to lead to a superior proposal. We continue to be surprised and disappointed that TravelCenters has failed to engage at all with ARKO on the proposal we submitted to you on March 14, 2023, as improved by our further proposal to you on March 27, 2023 (the “March 27 Proposal”), and that TravelCenters has made the determination that our proposal is too financially contingent based on what we believe to be erroneous conclusions.

As stated in the March 27 Proposal, we remain highly confident in our ability to finance the transaction. In this regard, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2023 in which we disclosed a new amendment (the “Program Amendment”) to our Standby Real Estate Purchase, Designation and Lease Program agreement (the “Program Agreement”) with an affiliate of Oak Street Real Estate Capital Net Lease Property Fund, LP, together with Oak Street Real Estate Capital Fund VI OP, LP (collectively, “Oak Street”). Pursuant to the Program Amendment, Oak Street agreed to provide for an additional $1.25 billion of capacity under the Program Agreement specifically to finance our acquisition of TravelCenters. We believe this demonstrates our ability to finance this transaction.

In addition to the additional capacity provided by the Program Amendment, ARKO has significant additional liquidity through cash, cash equivalents, and availability under its existing credit lines. ARKO’s superior proposal does not include any financing contingency to consummate the proposed transaction.

We encourage the Board and TravelCenters’ management to engage with us. We have retained advisors for this transaction, including financial and legal advisors, and we are prepared to immediately commence confirmatory due diligence. We are available to meet at any time to answer questions of the Board, management or your advisors so that you are in a position to validate the superiority of our proposal and so that ARKO and TravelCenters can enter into a merger agreement as soon as possible.

Sincerely,

ARKO CORP.

By:	/s/ Arie Kotler
Arie Kotler, Chairman & CEO

By:	/s/ Maury Bricks
Maury Bricks, General Counsel

2. ARKO Corp. issued the following press release on March 29, 2023.

ARKO Corp. Details Significant Updates Provided to Travel Center of America’s Board on Superior Acquisition Proposal

Superior Proposal of $92 per share backed by additional capacity, underscoring ARKO’s confidence in obtaining financing for a potential transaction

RICHMOND, Va., March 29, 2023 — ARKO Corp. (Nasdaq: ARKO) (“ARKO”), a Fortune 500 company and one of the largest convenience store operators in the United States, today issued a letter to TravelCenters of America’s (NASDAQ: TA) (“TravelCenters”) Board, setting forth additional details of ARKO’s financing in connection with its proposal to acquire TravelCenters, and again asking for TravelCenters’ engagement with ARKO in the sale process.

The letter, as well as a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2023, discloses a second amendment to ARKO’s Standby Real Estate Purchase, Designation and Lease Program agreement (“Program Agreement”) with Oak Street, a Division of Blue Owl Capital (“Oak Street”), in which Oak Street has agreed, subject to the terms contained in the Program Agreement, to provide for an additional $1.25 billion of capacity specifically to finance ARKO’s acquisition of TravelCenters.

In addition to the additional capacity provided by the amended Program Agreement, ARKO has significant additional liquidity through cash, cash equivalents, and availability under its existing credit lines. ARKO has never required any financing conditions and has closed every acquisition it has put under contract. ARKO’s proposal to TravelCenters offers no financing-related conditions.

TravelCenters’ Board has refused to engage at all with ARKO since ARKO originally submitted, on March 14, 2023, a superior proposal of $92 a share, a nearly 7% premium to the $86 per share price pursuant to TravelCenters’ existing merger agreement with BP Products North America Inc., a wholly owned indirect subsidiary of BP p.l.c. (NYSE: bp). ARKO’s proposal was further improved on March 27, 2023, including ARKO’s willingness to pre-pay $202 million for 11 years of lease payments, using the same discount rate as BP’s proposal, in comparison to BP’s proposal to pre-pay $188 million for 10 years of lease payments.

ARKO believes it is riskless to TravelCenters’ stockholders for TravelCenters’ Board to engage with ARKO, and that doing so could reasonably be expected to lead to a superior proposal. ARKO has retained financial and legal advisors for this transaction and believes this update merits immediate engagement by TravelCenters’s Board, management, and advisors.

ARKO is one of the most acquisitive operators of convenience stores in the United States, with 23 transactions completed since 2013 and one pending and expected to close in the second quarter of 2023. ARKO’s systematic growth strategy has consistently created compelling returns on invested capital.

ARKO’s track record, strong financial position, and confidence in obtaining financing for this transaction should be seriously considered by TravelCenters’ Board and management when assessing whether ARKO’s superior proposal is in the best interests of TravelCenters’ stockholders.

ARKO is prepared to immediately commence confirmatory due diligence and quickly enter into an Agreement and Plan of Merger along with the other ancillary arrangements on the same material terms as in the Merger Agreement with BP.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the timing, scope, terms, conditions and completion of a potential ARKO transaction to acquire certain businesses and assets of TravelCenters, the anticipated benefits of the potential transaction and other statements other than historical facts. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control, including the potential resurgence of the coronavirus (COVID-19) pandemic; negotiations (or lack thereof) regarding the potential transaction with TravelCenters; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman

ARKO Corp.

investors@gpminvestments.com

Additional Important Information and Where to Find It

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document relates to a proposal which ARKO Corp. has made for a business combination transaction with TravelCenters of America Inc. In furtherance of this proposal and subject to future developments, ARKO, (and, if a negotiated transaction is agreed, TravelCenters) intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including, if required, a proxy statement on Schedule 14A (the “Proxy Statement”).

IF SUCH A TRANSACTION WERE TO OCCUR, ARKO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive Proxy Statement will be delivered to the stockholders of TravelCenters. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by ARKO through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

ARKO, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of TravelCenters common stock in respect of the proposed transaction. Information about ARKO’s directors and executive officers is available in ARKO’s proxy statement, dated April 27, 2022, filed with the SEC in connection with ARKO’s 2022 annual meeting of stockholders. Except as disclosed above, regarding the proposed transaction, to the knowledge of ARKO, none of its directors or executive officers has any interest, direct or indirect, by security holdings or otherwise, in TravelCenters. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.